FEDERAL INSURANCE COMPANY
Endorsement No.:	6
Bond Number:	81458586
NAME OF ASSURED: FORUM FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on August 17, 2011.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 5, 2012

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	7

Bond Number:	81458586

NAME OF ASSURED: FORUM FUNDS

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Forum Funds consisting of:

Absolute Opportunities Fund
Absolute Strategies Fund
Adams Harkness Small Cap Growth Fund
Auxier Focus Fund
Beck, Mack & Oliver Global Equity Fund
Beck, Mack & Oliver Partners Fund
Brown Advisory Core International Fund
Brown Advisory Flexible Value Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Opportunity Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Value Equity Fund
Brown Cardinal Small Companies Fund
DF Dent Premier Growth Fund
Fountainhead Special Value Fund
Golden Large Cap Core Fund
Golden Small Cap Core Fund
Grisanti Brown Value Fund
Lou Holland Growth
Merk Absolute Return Currency Fund
Merk Asian Currency Fund
Merk Hard Currency Fund
Payson Total Return Fund
Polaris Global Value Fund
The BeeHive Fund
The Market Neutral Fund
UCM Credit Floating NAV Fund
UCM Floating NAV Fund
UCM Government Floating NAV Fund
Waterville Large Cap Value Fund
UCM Short Duration

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

BMO Global Equity Fund
BMO Partners Fund
DF Dent Mid-Cap Growth Fund
Dividend Plus+ Income Fund
ICICI India Dynamic Fund

This Endorsement applies to loss discovered after 12:01 a.m. on August 17, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 5, 2012

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	8
Bond Number:	81458586
NAME OF ASSURED: FORUM FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 7 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on September 12, 2011.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 5, 2012

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

Endorsement No:	9

Bond Number:	81458586

NAME OF ASSURED: FORUM FUNDS

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Forum Funds consisting of:

Absolute Opportunities Fund
Absolute Strategies Fund
Adams Harkness Small Cap Growth Fund
Auxier Focus Fund
Beck, Mack & Oliver Global Equity Fund
Beck, Mack & Oliver Partners Fund
Brown Advisory Core International Fund
Brown Advisory Flexible Value Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Opportunity Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Value Equity Fund
Brown Cardinal Small Companies Fund
DF Dent Premier Growth Fund
Fountainhead Special Value Fund
Golden Large Cap Core Fund
Golden Small Cap Core Fund
Grisanti Brown Value Fund
Lou Holland Growth
Merk Absolute Return Currency Fund
Merk Asian Currency Fund
Merk Hard Currency Fund
Payson Total Return Fund
Polaris Global Value Fund
The BeeHive Fund
The Market Neutral Fund
UCM Credit Floating NAV Fund
UCM Floating NAV Fund
UCM Government Floating NAV Fund
Waterville Large Cap Value Fund
UCM Short Duration

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

BMO Global Equity Fund
BMO Partners Fund
DF Dent Mid-Cap Growth Fund
Dividend Plus+ Income Fund
ICICI India Dynamic Fund
Merk Currency Enhanced U.S. Equity Fund

This Endorsement applies to loss discovered after 12:01 a.m. on September 12, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 5, 2012

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 2